UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5		311 10th Street Golden, Colorado 80401
(Address of principal executive offices, including Zip Code)

(303) 279-6565 (Colorado)

(514) 521-1786  (Quebec)
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

(a)           On April 28, 2005, Molson Coors Brewing Company (the “Company”) issued a press release setting forth its earnings for the first fiscal quarter of 2005 ended March 27, 2005 (the “Earnings Release”) and furnished the Earnings Release as part of a Current Report on Form 8-K.  The Company is furnishing this amended Current Report on Form 8-K to correct certain results reported in the Earnings Release and during the Company’s related conference call held on April 28, 2005 (the “Earnings Call”).

Excluding special items, the Company had an after-tax loss of $8.4 million (rather than the $5.1 million reported in the Earnings Release and referred to on the Earnings Call).  Excluding special charges, the Company had a pro forma after tax loss of $7 million, or 9 cents per share (rather than the $4 million, or 4 cents per share, reported on the Earnings Call).  A revised reconciliation to the nearest U.S. GAAP measures has been posted on the Company’s website to, among other things, reflect the changes described above.  A copy of the corrected reconciliation is being furnished as Exhibit 99.1 hereto and is incorporated into this Item 2.02 by reference.

In response to questions during the Earnings Call, the Company stated that the Company’s net debt on a consolidated basis was approximately $2.75 billion to $2.80 billion.  For the avoidance of doubt, the Company’s total debt net of bank cash balances on a consolidated basis was approximately $2.78 billion as of April 27, 2005.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1	Molson Coors Brewing Company Corrected Pro Forma Segment Reconciliation: Non-GAAP to GAAP For the First Quarter of 2005 Ended March 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

/s/ Annita Menogan
Date: May 2, 2005	Name:	Annita Menogan
	Title:	Vice President, Secretary
and Deputy General Counsel

Exhibit Index

Exhibit 99.1	Molson Coors Brewing Company Corrected Pro Forma Segment Reconciliation: Non-GAAP to GAAP For the First Quarter of 2005 Ended March 27, 2005.